Exhibit 10.4 Form of Relative Value Award under the 2002 Lilly Stock Plan

Eli Lilly and Company
Relative Value Award Agreement
(for Executive Officers)

This Relative Value Award has been granted on [•] (“Grant Date”) by Eli Lilly and Company, an Indiana corporation, with its principal offices in Indianapolis, Indiana (“Lilly” or the “Company”), to the Eligible Individual who has received this Relative Value Award Agreement (the “Grantee”).

Grantee:	[•]
Units Granted:	[•]
Grant Date:	[•]
Performance Period:	[•]

Lilly Relative Total Shareholder Return Performance Levels:

[•]

Eli Lilly and Company Relative Value Award (Executive Officers)

Eli Lilly and Company Relative Value Award (Executive Officers)

Section 1.    Grant of Relative Value Award
Eli Lilly and Company, an Indiana corporation (“Lilly” or the “Company”), has granted to the Eligible Individual who has received this Relative Value Award Agreement (the “Grantee”) a Performance-Based Award (the “Relative Value Award” or the “Award”) with respect to the target number of shares of Lilly Common Stock (the “Shares”) that the Grantee may view by logging on to the Company’s stock plan administrator’s website at http://mystock.lilly.com (the “Target Number of Shares”).
The Award is made pursuant to and subject to the terms and conditions set forth in the Amended and Restated 2002 Lilly Stock Plan (the “Plan”) and to the terms and conditions set forth in this Relative Value Award Agreement, including all appendices, exhibits and addenda hereto (the “Award Agreement”). In the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern except with respect to the provisions described in Section 12 below (in which case, the terms of the Award Agreement shall govern).
Any capitalized terms used but not defined in this Award Agreement shall have the meanings set forth in the Plan.
Section 2.    Vesting
As soon as reasonably practicable following the end of the Performance Period, the Committee shall determine the number of Shares that are eligible to vest which shall be equal to the product of (i) the Target Number of Shares, multiplied by (ii) the Payout Multiple, where:
a.    “Payout Multiple” shall mean the payout multiple set forth in the Lilly Relative Total Shareholder Return Performance Levels table set forth on the first page of this document, representing the attainment level of Lilly’s rTSR, measured against the performance goal attainment levels set forth in the table.
b.    “Final Lilly Stock Price” shall mean the average of the closing price of a share of Lilly Common Stock on the New York Stock Exchange for each trading day in the last two months of the Performance Period, rounded to the nearest cent.
c.    “Total Shareholder Return” or “TSR” shall mean the quotient of (i) the Final Lilly Stock Price or Final Peer Stock Price, as applicable, minus the corresponding Beginning Stock Price, including the impact of Dividend reinvestment on each ex-dividend date, if any, paid by the applicable issuer during the Performance Period, divided by (ii) the corresponding Beginning Stock Price.
The stock prices and cash dividend payments reflected in the calculation of TSR shall be adjusted to reflect stock splits during the Performance Period and dividends shall be assumed to be reinvested in the relevant issuer’s shares for purposes of the calculation of TSR.
d.    “Relative Total Shareholder Return” or “rTSR” shall mean the comparison between Lilly’s TSR and the TSR of the Peer Group over the Performance Period, measured

Eli Lilly and Company Relative Value Award (Executive Officers)

as the absolute percentage point difference in the performance of the Company’s TSR compared to the Peer Group’s median TSR.
e.    “Beginning Stock Price” shall mean the average closing price of a share of Lilly Common Stock on the New York Stock Exchange or a share of each Peer Group company’s stock, as applicable, for each trading day in the two-month period immediately preceding the Performance Period, rounded to the nearest cent.
f.    “Final Peer Stock Price” shall mean the average of the closing price of a share of each Peer Group company’s stock, on Nasdaq, the New York Stock Exchange, or other market where an independent share price can be determined, for each trading day in the last two months of the Performance Period, rounded to the nearest cent.
g.    “Dividend” shall mean ordinary or extraordinary cash dividends paid by Lilly or a Peer Group company to its shareholders of record at any time during the Performance Period.
h.    “Peer Group” shall mean all companies identified and most recently approved by the Committee as a member of the Company’s Peer Group in effect as of the Grant Date. Companies that are members of the Peer Group at the beginning of the Performance Period that subsequently cease to be traded on a market where an independent share price can be determined shall be excluded from the Peer Group.
In the event the Grantee’s Service is terminated prior to the end of the Performance Period for any reason or in any circumstance other than as described in Sections 3 or 4 below, the Award shall be forfeited.
Section 3.    Impact of Certain Employment Status Changes
Unless the Committee determines, in its sole discretion, that such treatment is not advisable after consideration of Applicable Laws, the number of Shares that are eligible to vest upon a change in employment status of the Grantee during the Performance Period will be as follows:
a.    Retirement; Death. Except as otherwise provided below (including Section 12), in the event the Grantee’s Service is terminated (i) on or following the Retirement Vesting Date (A) due to the Grantee’s Retirement or (B) due to the Grantee’s Qualifying Termination (as defined below) on a date that the Grantee is eligible for Retirement, or (ii) due to the Grantee’s death, the number of Shares eligible to vest shall be the number determined in accordance with Section 2 above. For the avoidance of any doubt, the Award shall be forfeited in the event the Grantee’s Service is terminated prior to the Retirement Vesting Date due to the Grantee’s Retirement.
“Retirement” means retirement as a “retiree,” which is a person who is (A) a retired employee under The Lilly Retirement Plan; (B) a retired employee under the retirement plan or program of an Affiliate; (C) a retired employee under a retirement program specifically approved by the Committee; (D) required to retire under local law, to the extent authorized by the Company to address such local requirements or (E) otherwise determined to be a retired employee in the sole discretion of the

Eli Lilly and Company Relative Value Award (Executive Officers)

Company. A Grantee who has not received a year-end individual performance rating and (i) is on final written warning (or equivalent as determined by the Committee) for unsatisfactory performance and elects to retire in lieu of a termination of employment; or (ii) elects to retire in lieu of termination of employment because of an immediately terminable offense (e.g., absence of three days without notice, insubordination, violation of substance abuse policy, possession of firearms, misconduct) will not be considered to have terminated due to Retirement as described herein.
“Retirement Vesting Date” means the date that is on or following December 31 immediately following the commencement of the Performance Period.
b.    Qualifying Termination. Except as otherwise provided in section 3(a), in the event the Grantee’s employment is subject to a Qualifying Termination (as defined below), the number of Shares eligible to vest shall be the number determined in accordance with Section 2 above, reduced proportionally for the portion of the total days during the Performance Period in which the Grantee was not in active Service.
For purposes of this Award Agreement, a “Qualifying Termination” means the termination of the Grantee's Service under any one of the following circumstances:
i.    due to a plant closing or reduction in workforce (as defined below);
ii.    as a result of the Grantee’s failure to locate a position within the Company or an Affiliate following the placement of the Grantee on reallocation, including reallocation due to the Grantee’s inability to continue to work due to medical reasons, in the United States (or equivalent as determined by the Committee).
“Plant closing” means the closing of a plant site or other corporate location that directly results in termination of the Grantee’s Service.
“Reduction in workforce” means the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions that directly results in termination of the Grantee’s Service.
c.    Misconduct. The Committee may, in its sole discretion, cancel this Relative Value Award or reduce the number of Shares eligible to vest, prorated according to time or other measure as determined appropriate by the Committee, if during any portion of the Performance Period the Grantee is subject to disciplinary action for Misconduct pursuant to and as such term is defined under the Eli Lilly and Company Executive Compensation Recovery Policy, effective October 2, 2023, as may be amended, restated, or superseded from time to time.
The Committee’s determination as to whether (1) a transfer of employment between Lilly and an Affiliate or between Affiliates constitutes a termination of Service, (2) the Grantee’s Service has been terminated by reason of Retirement, (3) the Grantee is eligible for Retirement, (4) the Grantee’s Service has been terminated as a direct result of either a plant closing or a reduction in force and (5) the Grantee’s Service has been terminated as a result of the failure

Eli Lilly and Company Relative Value Award (Executive Officers)

to locate a position within the Company or an Affiliate following reallocation or medical reassignment shall be final and binding on the Grantee.
Section 4.    Change in Control
The provisions of Section 13.2 of the Plan apply to this Award with the following modifications:
a.    The only Change in Control event that shall result in a benefit under this Section 4 shall be the consummation of a merger, share exchange, or consolidation of the Company, as defined in Section 2.6(c) of the Plan (a “Transaction”).
b.    In the event the Award is converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction, any Fractional Share issued under this Award shall vest automatically and be payable in cash unless otherwise determined by the Committee, in its sole discretion.
c.    In the event of a Transaction that occurs prior to the end of the Performance Period, the Grantee will be credited with an award of Restricted Stock Units equal to the number of Shares eligible to vest, calculated in a manner consistent with Section 2, but the Final Lilly Stock Price shall be equal to the value of Shares established for the consideration to be paid to holders of Shares in the Transaction and the Final Peer Stock Price shall be equal to the closing price of a share of each Peer Group company’s stock, on Nasdaq, the New York Stock Exchange, or other market where an independent share price can be determined, on the date the Transaction closes (or if such day is not a trading date, the first trading date immediately preceding such date) (the “Credited RSU Award”). The Credited RSU Award shall be eligible to vest on the last day of the Performance Period, subject to the Grantee’s continued Service through the last day of the Performance Period, except as provided below:
i.    In the event the Credited RSU Award is not converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction, then immediately prior to the Transaction, the Credited RSU Award shall vest automatically in full.
ii.    In the event the Credited RSU Award is converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with the Transaction and the Grantee is subject to a Covered Termination (as defined below) prior to the end of the Performance Period, then immediately as of the date of the Covered Termination, the Credited RSU Award shall vest automatically in full.
For purposes of this Award Agreement, “Covered Termination” shall mean a termination of Service as described in Sections 3(b), Grantee’s termination of Service without Cause or the Grantee’s resignation for Good Reason. “Cause” and “Good Reason” shall have the meanings ascribed to them in the Eli Lilly and Company 2007 Change in Control Severance Pay Plan for Select Employees, as amended, restated, or superseded from time to time.

Eli Lilly and Company Relative Value Award (Executive Officers)

d.    If the Grantee is entitled to receive stock of the acquiring entity or successor to the Company as a result of the application of this Section 4, then references to Shares in this Award Agreement shall be read to mean stock of the successor or surviving corporation, or a parent or subsidiary thereof, as and when applicable.
Section 5.    Settlement
a.    Except as provided below, the Award shall be paid to the Grantee as soon as practicable, but in no event later than sixty (60) days, following the last day of the Performance Period.
b.    If the Award vests pursuant to Section 4(c)(i), the Award shall be paid to the Grantee immediately prior to the Transaction, provided that if the Award is considered an item of non-qualified deferred compensation subject to Section 409A of the Code (“NQ Deferred Compensation”) and the Transaction does not constitute a “change in control event,” within the meaning of the U.S. Treasury Regulations (a “409A CIC”), then the Award shall be paid in cash (calculated based on the value of the Shares established for the consideration to be paid to holders of Shares in the Transaction) on the earliest of (i) the date that the Grantee experiences a “separation from service” within the meaning of Section 409A of the Code (a “Section 409A Separation”), provided that if the Grantee is a “specified employee” within the meaning of Section 409A of the Code as of the payment date, the Award shall instead be paid on the first day following the six (6) month anniversary of the Grantee’s Section 409A Separation, (ii) the date of the Grantee’s death and (iii) the date set forth in Section 5(a) above.
c.    If the Award vests pursuant to Section 4(c)(ii), the Award shall be paid to the Grantee as soon as practicable, but in no event later than sixty (60) days, following the date the Grantee is subject to a Covered Termination, provided that if the Award is NQ Deferred Compensation (and provided that the Transaction constitutes a 409A CIC), (i) the Award shall be paid within sixty (60) days following the date the Grantee experiences a Section 409A Separation, and (ii) if the Grantee is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Section 409A Separation, the Award shall instead be paid on the earliest of (1) the first day following the six (6) month anniversary of the Grantee’s Section 409A Separation and (2) the date of the Grantee’s death.
d.    At the time of settlement, Lilly shall issue or transfer Shares to the Grantee that became vested (including, in the interest of clarity, a Fractional Share). Notwithstanding the foregoing, a Fractional Share may be paid in cash or rounded to the extent provided in any appendix attached hereto (the “Appendix”) for the Grantee’s country or to the extent otherwise determined by the Committee in its sole discretion. For purposes of this Award, references to “issue” or variations of such term shall instead mean “allocate” when used in the context of Fractional Shares.
e.    In the event of the death of the Grantee, the payments described above shall be made to the successor of the Grantee.

Eli Lilly and Company Relative Value Award (Executive Officers)

Section 6.    Rights of the Grantee
a.    No Shareholder Rights. The Relative Value Award does not entitle the Grantee to any rights of a shareholder of Lilly until such time as the Relative Value Award is settled and Shares are issued or transferred to the Grantee. In the event a Fractional Share is issued, the Grantee shall have the rights of a shareholder to receive dividends payable with respect to a Share that are proportionate to the interest the Fractional Share bears to a whole Share, but the Grantee shall have no right to vote with respect to the Fractional Share unless otherwise provided by the Committee.
b.    No Trust; Grantee’s Rights Unsecured. Neither this Award Agreement nor any action in accordance with this Award Agreement shall be construed to create a trust of any kind. The right of the Grantee to receive a payment pursuant to this Award Agreement shall be an unsecured claim against the general assets of the Company.
Section 7.    Prohibition Against Transfer
a.    Awards. The right of a Grantee to receive payments under this Award may not be transferred except to a duly appointed guardian of the estate of the Grantee or to a successor of the Grantee by will or the applicable laws of descent and distribution and then only subject to the provisions of this Award Agreement. A Grantee may not assign, sell, pledge, or otherwise transfer this Award or the rights thereunder to which he or she may be entitled hereunder prior to transfer or payment thereof to the Grantee, and any such attempted assignment, sale, pledge or transfer shall be void.
b.    Fractional Shares. Any Fractional Share issued to the Grantee shall remain in the Grantee’s account at the Company’s broker until the disposition of the Fractional Share.
Section 8.    Responsibility for Taxes
a.    Regardless of any action Lilly and/or the Employer takes with respect to any or all income tax (including federal, state, local and non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax Related Items”), the Grantee acknowledges that the ultimate liability for all Tax Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by Lilly or the Employer. The Grantee further acknowledges that Lilly and the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Award, including the grant of the Relative Value Award, the vesting of the Relative Value Award, the transfer and issuance of any Shares and/or Fractional Shares, the receipt of any cash payment pursuant to the Award, the receipt of any dividends (including any dividends that are reinvested in additional Shares) and the sale or other disposition of any Shares and/or Fractional Shares acquired pursuant to this Award; and (ii) do not commit to and are under no

Eli Lilly and Company Relative Value Award (Executive Officers)

obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax Related Items or achieve any particular tax result. Furthermore, if the Grantee becomes subject to Tax Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.
b.    In connection with the applicable taxable or tax withholding event, as applicable, the Grantee shall pay or make adequate arrangements satisfactory to Lilly and/or the Employer to satisfy all Tax Related Items.
i.    If the Relative Value Award is paid to the Grantee in cash in lieu of Shares and/or Fractional Shares, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligation for Tax Related Items by withholding from the cash amount paid to the Grantee pursuant to the Award or from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer.
ii.    If the Relative Value Award is paid to the Grantee in Shares and/or Fractional Shares and the Grantee is not subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Grantee authorizes Lilly and/or the Employer, or their respective agents, at their discretion, to (A) withhold from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, (B) arrange for the sale of Shares and/or Fractional Shares to be issued upon settlement of the Award (on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization or such other authorization as the Grantee may be required to provide to Lilly or its designated broker in order for such sale to be effectuated) and withhold from the proceeds of such sale, (C) withhold in Shares and/or Fractional Shares otherwise issuable to the Grantee pursuant to this Award, and/or (D) apply any other method of withholding determined by the Company and, to the extent required by Applicable Laws or the Plan, approved by the Committee.
iii.    If the Relative Value Award is paid to the Grantee in Shares and/or Fractional Shares and the Grantee is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, Lilly will withhold in Shares and Fractional Shares otherwise issuable to the Grantee pursuant to this Award, unless the use of such withholding method is prevented by Applicable Laws or has materially adverse accounting or tax consequences, in which case the withholding obligation for Tax Related Items may be satisfied by one or a combination of the methods set forth in Section 8(b)(ii)(A) and (B) above.
c.    Depending on the withholding method, Lilly and/or the Employer may withhold or account for Tax Related Items by considering applicable statutory or other withholding rates, including minimum or maximum rates in the jurisdiction(s) applicable to the Grantee. In the event of over-withholding, the Grantee may receive

Eli Lilly and Company Relative Value Award (Executive Officers)

a refund of any over-withheld amount in cash (without interest and without entitlement to the equivalent amount in Shares). If the obligation for Tax Related Items is satisfied by withholding Shares, for tax purposes, the Grantee will be deemed to have been issued the full number of Shares and/or Fractional Shares to which he or she is entitled pursuant to this Award, notwithstanding that a number of Shares and/or Fractional Shares are withheld to satisfy the obligation for Tax Related Items.
d.    Lilly may refuse to deliver Shares and/or Fractional Shares or any cash payment to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax Related Items as described in this Section 8.
e.    For purposes of this Section 8, references to the withholding or sale of a Share shall also mean the withholding or sale of any portion that is less than a whole Share, to the extent applicable.
Section 9.    Section 409A Compliance
To the extent applicable, it is intended that this Award comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the Treasury Regulations and other guidance issued thereunder (“Section 409A”) and this Award shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A.
Section 10.    Grantee’s Acknowledgment
In accepting this Award, the Grantee acknowledges, understands and agrees that:
a.    the Plan is established voluntarily by Lilly, it is discretionary in nature and it may be modified, amended, suspended or terminated by Lilly at any time, as provided in the Plan;
b.    the Award is voluntary and occasional and does not create any contractual or other right to receive future Performance-Based Awards, or benefits in lieu thereof, even if Performance-Based Awards have been granted in the past;
c.    all decisions with respect to future Performance-Based Awards or other awards, if any, will be at the sole discretion of the Committee;
d.    the Grantee’s participation in the Plan is voluntary;
e.    the Award is not intended to replace any pension rights or compensation;
f.    the Award is not part of normal or expected compensation for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, leave pay, pension or welfare or retirement benefits or similar mandatory payments;
g.    unless otherwise agreed with Lilly, the Award is not granted as consideration for, or in connection with, the service the Grantee may provide as a director of an Affiliate;

Eli Lilly and Company Relative Value Award (Executive Officers)

h.    neither the Award nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan, confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of Lilly or any subsidiary of Lilly, the Award shall not be interpreted to form an employment contract or relationship with Lilly or any Affiliate;
i.    the future value of the underlying Shares and other amounts that may be acquired pursuant to this Award is unknown, indeterminable and cannot be predicted with certainty;
j.    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award or recoupment of any Shares and other amounts that may be acquired pursuant to this Award acquired under the Plan or proceeds therefrom resulting from (i) the application of a clawback policy described in Section 15 of this Agreement or required by law, (ii) the application of any of the remedies described in Section 12(b) of this Agreement, or (iii) the Grantee ceasing to provide employment or other services to Lilly or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of local labor laws in the jurisdiction where the Grantee is employed or the terms of Grantee’s employment agreement, if any);
k.    for purposes of the Award, the Grantee’s employment will be considered terminated as of the date he or she is no longer actively providing services to the Company or an Affiliate and the Grantee’s right, if any, to earn and be paid any portion of the Award after such termination of employment or services (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any) will be measured by the date the Grantee ceases to actively provide services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be actively providing services while on a leave of absence) in accordance with Section 409A;
l.    unless otherwise provided in the Plan or by the Committee in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares and other amounts that may be acquired pursuant to this Award;
m.    the Company has communicated share ownership guidelines that apply to the Grantee, and the Grantee understands and agrees that those guidelines may impact any Shares subject to, or issued pursuant to, the Award;

Eli Lilly and Company Relative Value Award (Executive Officers)

n.    the Grantee is solely responsible for investigating and complying with any laws applicable to him or her in connection with the Award; and
o.    neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Award or any amounts due to the Grantee pursuant to the settlement of the Award or the subsequent sale of any Shares and other amounts that may be acquired pursuant to this Award acquired upon settlement.
Section 11.    Data Privacy
a.    Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Grantee, and persons closely associated with the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Relative Value Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent. Where required under applicable laws, Data may also be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure are the applicable laws.
b.    Stock Plan Administration Service Providers. The Company transfers Data to Morgan Stanley’s E*TRADE Financial Corporate Services, Inc. and/or its affiliated companies (“E*TRADE”), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Grantee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan. The Company may also transfer Data to KPMG, an independent service provider, which is also assisting the Company with certain aspects of the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner.
c.    International Data Transfers. The Company and its service providers are based in the United States. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is Grantee’s consent.

Eli Lilly and Company Relative Value Award (Executive Officers)

d.    Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
e.    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke the Grantee’s consent, the Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant this Award or other awards to the Grantee or administer or maintain such awards.
f.    Data Subject Rights. The Grantee understands that data subject rights regarding the processing of Data vary depending on applicable laws and that, depending on where the Grantee is based and subject to the conditions set out in such applicable laws, the Grantee may have, without limitation, the right to (i) inquire whether and what kind of Data the Company holds about the Grantee and how it is processed, and to access or request copies of such Data, (ii) request the correction or supplementation of Data about the Grantee that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Grantee’s Data in certain situations where the Grantee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Data for legitimate interests, and to (vi) request portability of the Grantee’s Data that the Grantee has actively or passively provided to the Company or the Employer (which does not include data derived or inferred from the collected data), where the processing of such Data is based on consent or the Grantee’s employment and is carried out by automated means. In case of concerns, the Grantee understands that he or she may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Grantee’s rights, the Grantee understands that he or she should contact his or her local human resources representative.
g.    Declaration of Consent. By accepting the Award and indicating consent via the Company’s online acceptance procedure, the Grantee is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Section 12.    Restrictive Covenants, Remedies, and Additional Terms and Conditions
a.    Restrictive Covenants. In consideration of the Grantee’s receipt of the Award from Lilly, the Grantee agrees that during the Grantee’s employment with Lilly or an Affiliate that the Grantee provided services to or had access to confidential

Eli Lilly and Company Relative Value Award (Executive Officers)

information concerning (“Covered Affiliate”) and for twelve (12) months immediately following the end of the Grantee’s employment (regardless of reason) (the “Restricted Period”), the Grantee will not directly or indirectly, on a worldwide basis, engage in any of the following activities:
i.    Work for, advise, manage, act as an agent, employee or consultant for, or otherwise provide any services, in each case in a Competitively-Sensitive Capacity, to: (a) any person or entity engaged in research, development, production, sale, or distribution of a product or service competitive with or substantially similar to any product or service in research, development or design, or manufactured, produced, sold, or distributed by Lilly or a Covered Affiliate; or (b) any person or entity that otherwise competes or plans or proposes to compete with Lilly or a Covered Affiliate.
ii.    Directly or indirectly solicit, urge, divert, induce, or seek to induce any of Lilly’s (or Covered Affiliate’s) independent contractors, subcontractors, business partners, distributors, brokers, consultants, sales representatives, customers, vendors, suppliers or any other person with whom Lilly or Covered Affiliate has a business relationship and with whom the Grantee interacted during the Grantee’s employment with Lilly or Covered Affiliate to terminate their relationship with, or representation of, Lilly or Covered Affiliate or to cancel, withdraw, reduce, limit or in any manner to adversely modify any such person's business with, or representation of, Lilly or a Covered Affiliate.
The Grantee acknowledges and agrees that any Lilly Affiliate is an intended third-party beneficiary of this Award Agreement, which may be enforced by Lilly or any such Affiliate, either singularly or jointly.
For purposes of this Award Agreement, “Competitively-Sensitive Capacity” means: (A) the same or similar capacity or function in which the Grantee worked for Lilly or a Covered Affiliate at any time during the two (2) years immediately preceding the end of the Grantee’s employment; (B) any officer, director, executive or senior management capacity or function; (C) any research or development capacity or function; (D) any sales management or business development management capacity or function; (E) any ownership capacity (except the Grantee may own as a passive investment up to 2% of any publicly traded securities); and/or (F) any other capacity or function in which there is a material risk that the Grantee would inevitably use or disclose trade secrets and/or confidential information Lilly or a Covered Affiliate. For purposes of clarity, if a competing business has multiple divisions, lines or segments, some of which are not competitive with the business of Lilly, including its Covered Affiliates, nothing in this Award Agreement will prohibit the Grantee from being employed by, working for or assisting only that division, line or segment of such competing business that is not competitive with the business of Lilly or a Covered Affiliate, provided the Grantee is not involved in a Competitively-Sensitive Capacity in the research, development, production, sale, or distribution of any product or service competitive with or substantially similar to any product or service in research,

Eli Lilly and Company Relative Value Award (Executive Officers)

development or design, or manufactured, produced, sold, or distributed by Lilly or a Covered Affiliate.
The Grantee and Lilly acknowledge and agree that Lilly and the Covered Affiliates conduct business throughout the world and the worldwide geographic scope of the foregoing covenants is reasonable and necessary given, among other things, that: (a) absent such restrictions, the Grantee could utilize Lilly’s (or its Covered Affiliates’) trade secrets and/or confidential information and compete with Lilly or its Covered Affiliates from virtually anywhere; and (b) such scope is the only way for Lilly and its Affiliates to adequately protect their trade secrets and confidential information. In the event the Grantee violates any of the restrictive covenants contained herein, the Restricted Period for the violated restrictive covenants will automatically be extended by the length of time during which the Grantee was in violation of such restrictive covenants.
The Grantee acknowledges and agrees that during the course of the Grantee’s employment with Lilly or a Covered Affiliate, the Grantee will be provided access to and will become intimately familiar with trade secrets and confidential information key to Lilly’s (and Covered Affiliate’s) unique competitive advantage. The Grantee also acknowledges and agrees that Lilly’s (and Covered Affiliate’s) trade secrets and confidential information will retain continuing vitality throughout and beyond the Restricted Period. And the Grantee acknowledges and agrees that, should the Grantee’s employment with Lilly or Covered Affiliate end for any reason and, during the Restricted Period, the Grantee works in a Competitively-Sensitive Capacity with another person or entity that engages in business activities competitive with or substantially similar to those of Lilly and/or Covered Affiliate, it would be highly likely, if not inevitable, that the Grantee would rely on trade secrets and/or confidential information of Lilly and/or Covered Affiliate in the course of the Grantee’s work, either consciously or subconsciously, thereby irreparably harming Lilly and any Covered Affiliates. For these and other reasons, the Grantee agrees that the restrictions above are necessary to protect Lilly’s and its Covered Affiliate’s legitimate business interests, and do so by creating a specific amount of time after the Grantee’s employment ends during which the Grantee will not be able to engage or prepare to engage in the activities restricted in this Award Agreement.
The Grantee and Lilly further acknowledge and agree that if any particular covenant or provision is determined by a court to be unreasonable or unenforceable in any respect, including, without limitation, the time period, geographic area, and/or scope of activity covered by any restrictive covenant, such covenant or provision will be reformed or modified so that such covenant or provision will have the closest effect permitted by applicable law to the original form and will be given effect and enforced as so reformed or modified, or, if such reformation or modification is not possible, such covenant or provision will be removed from this Agreement. In either case, this Agreement shall be interpreted, even if reformed or modified, to achieve the full intent expressed, and the other provisions of this Agreement will remain in force and unmodified and will be enforced as written. Any court interpreting any restrictive

Eli Lilly and Company Relative Value Award (Executive Officers)

covenant provision of this Award Agreement will, if necessary, reform or modify any such provision to make it enforceable under applicable law.
This Award Agreement is intended, among other things, to supplement (and not supersede) all applicable statutes protecting trade secrets and the duties the Grantee owes to Lilly and/or Covered Affiliates under the common law, as well as any other non-competition, non-solicitation, or confidentiality provisions that the Grantee agreed to in the past, including those in the Grantee’s Employee Confidentiality and Invention Agreement and any Non-Compete Payment Agreement entered into between Grantee and Lilly, each of which remains in full force and effect, or that the Grantee agrees to in the future.
The Grantee acknowledges that a breach by the Grantee of this Award Agreement will give rise to irreparable injury to Lilly and Covered Affiliates and money damages will not be adequate relief for such injury. As a result, the Grantee agrees that Lilly (including any third party beneficiary) will be entitled to obtain equitable or injunctive relief without having to post any bond or other security to restrain or prohibit any such breach or threatened breach, in addition to any other remedies which may be available, including the recovery of monetary damages from the Grantee.
b.    Remedies. If the Company determines that the Grantee has violated any applicable provisions of this Section 12, in addition to injunctive relief and damages, the Grantee agrees and covenants that: (i) the Award shall be immediately rescinded; (ii) the Grantee shall automatically forfeit any rights the Grantee may have with respect to the Award as of the date of such determination, including any right to continue to be eligible to vest or receive a payment under the Award; and (iii) the foregoing remedies set forth in this Section 12 shall not be Lilly’s exclusive remedies. Lilly and its Covered Affiliates reserve all other rights and remedies available at law or in equity.
c.    Country-Specific Conditions. The Award shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
d.    Insider Trading / Market Abuse Laws. The Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States and the Grantee’s country of residence, which may affect the Grantee’s ability to directly or indirectly, for the Grantee or for a third party, acquire or sell, or attempt to sell, or otherwise dispose of Shares and/or Fractional Shares or rights to acquire Shares and/or Fractional Shares (e.g., the Relative Value Award) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as determined under the laws or regulations in the applicable jurisdictions).  Any restrictions under these laws or

Eli Lilly and Company Relative Value Award (Executive Officers)

regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Grantee should consult with his or her personal legal advisor on this matter.
e.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award and any Shares and/or other amounts acquired pursuant to this Award under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing. Without limitation to the foregoing, the Grantee agrees that the Relative Value Award and any benefits or proceeds the Grantee may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with any requirements imposed under Applicable Laws or any compensation recovery policy of the Company that reflects the provisions of Applicable Laws.
Section 13.    Governing Law and Choice of Venue
The validity, construction, and enforcement of this Award Agreement shall be governed by the laws of the State of Indiana, U.S.A. without regard to laws that might cause other law to govern under applicable principles of conflict of laws or cause the application of substantive law of any jurisdiction other than Indiana. For purposes of litigating any dispute that arises under this Award Agreement, the parties hereby submit to and consent to the jurisdiction and venue of the State of Indiana, and agree that such litigation shall be conducted exclusively in the courts having appropriate subject matter jurisdiction in Marion County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this Award is granted and/or to be performed.
Section 14.    Miscellaneous Provisions
a.    Notices and Electronic Delivery and Participation. Any notice to be given by the Grantee or successor Grantee shall be in writing, and any notice shall be deemed to have been given or made only upon receipt thereof by the Corporate Secretary of Lilly at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. Any notice or communication by Lilly in writing shall be deemed to have been given in the case of the Grantee if mailed or delivered to the Grantee at any address specified in writing to Lilly by the Grantee and, in the case of any successor Grantee, at the address specified in writing to Lilly by the successor Grantee. In addition, Lilly may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. By accepting this Award, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Lilly or a third party designated by Lilly.

Eli Lilly and Company Relative Value Award (Executive Officers)

b.    Language. The Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Award Agreement. If the Grantee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
c.    Waiver. The waiver by Lilly of any provision of this Award Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Award Agreement at any subsequent time or for any other purpose.
d.    Severability and Section Headings. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.
The section headings in this Award Agreement are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.
e.    No Advice Regarding Grant. Lilly is not providing any tax, legal or financial advice, nor is Lilly making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying Shares and/or other amounts acquired pursuant to this Award. The Grantee should consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.
Section 15.    Compensation Recovery
a.    The Grantee agrees that this Award and any Shares or any other benefits or proceeds therefrom that the Grantee may receive hereunder shall be subject to forfeiture and/or repayment to the Company pursuant to any recovery, recoupment, “clawback” or similar policy of the Company that is in effect as of the Grant Date, including but not limited to the Eli Lilly and Company Executive Compensation Recovery Policy, effective October 2, 2023, as may be amended, restated, or superseded from time to time (with the provisions contained in such policy deemed incorporated into this Award Agreement without the Grantee’s additional or separate consent).
b.    At any time during the three years following the date on which the number of Shares eligible to vest under this Award has been determined under Section 2 above, the

Eli Lilly and Company Relative Value Award (Executive Officers)

Company reserves the right to and, in appropriate cases, will seek restitution of all or part of any Shares that have been issued or cash that has been paid pursuant to this Award if:
i.    (A) the number of Shares or the amount of the cash payment was calculated based, directly or indirectly, upon the achievement of financial results that were subsequently the subject of a restatement of all or a portion of the Company’s financial statements, (B) the Grantee engaged in intentional misconduct that caused or partially caused the need for such a restatement; and (C) the number of Shares or the amount of cash payment that would have been issued or paid to the Grantee had the financial results been properly reported would have been lower than the number of Shares actually issued or the amount of cash actually paid; or
ii.    the Grantee has been determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or Company policy whereby, in either case, such misconduct causes significant harm to the Company.
Furthermore, in the event the number of Shares issued or cash paid pursuant to this Award is determined to have been based on materially inaccurate financial statements or other Company performance measures or on calculation errors (without any misconduct on the part of the Grantee), the Company reserves the right to and, in appropriate cases, will (A) seek restitution of the Shares or cash paid pursuant to this Award to the extent that the number of Shares issued or the amount paid exceeded the number of Shares that would have been issued or the amount that would have been paid had the inaccuracy or error not occurred, or (B) issue additional Shares or make additional payment to the extent that the number of Shares issued or the amount paid was less than the correct amount.
c.    For purposes of the foregoing, the Grantee expressly and explicitly authorizes the Company to issue instructions, on the Grantee’s behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold any Shares and other amounts acquired pursuant to this Award to re-convey, transfer or otherwise return such Shares and/or other amounts acquired pursuant to this Award to the Company upon the Company’s enforcement of this Section 15.
d.    This Section 15 is not intended to limit the Company’s power to take such action as it deems necessary to remedy any misconduct, prevent its reoccurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.
Section 16.    Award Subject to Acknowledgement of Acceptance
Notwithstanding any provisions of this Award Agreement, the Award is subject to acknowledgement of acceptance by the Grantee on or before [•], through the website of E*TRADE, the Company’s stock plan administrator. If the Grantee does not acknowledge

Eli Lilly and Company Relative Value Award (Executive Officers)

acceptance of the Award on or before [•], the Award will be cancelled, subject to the Committee’s discretion for unforeseen circumstances.

IN WITNESS WHEREOF, Lilly has caused this Award Agreement to be executed in Indianapolis, Indiana, by its proper officer.

ELI LILLY AND COMPANY

By: _________________________

Eli Lilly and Company Relative Value Award (Executive Officers)

Appendix

Eli Lilly and Company
Amended and Restated 2002 Lilly Stock Plan
Relative Value Award Agreement
(for Executive Officers)

This Appendix includes special terms and conditions applicable to the Grantee’s country. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Award Agreement to which it is attached. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers employment or residency to a different country after the Award is granted, Lilly will, in its discretion, determine the extent to which the terms and conditions herein will apply. This Appendix also includes other information relevant to the Award.
Unless otherwise defined herein, the terms defined in the Plan or the Award Agreement, as applicable, shall have the same meanings in this Appendix. Notwithstanding the foregoing, for purposes of this Appendix, “Share” shall mean a share of Common Stock and shall include any Fractional Share.
However, the Grantee should be aware that he or she may be required to take certain steps to comply with Applicable Laws in the Grantee’s country in connection with the Award. For example, exchange control, foreign asset and/or account and/or other tax reporting obligations may apply to the Grantee upon receipt of the Award or the Shares subject to the Award or upon the sale of Shares. For more information regarding such obligations, the Grantee should refer to the Country-Specific Tax Supplement for the Grantee’s country, if any. The Grantee should also consult with his or her own personal tax and legal advisors to determine what, if any, obligations exist with respect to the Award and/or the acquisition or sale of Shares. Neither the Company nor the Employer is responsible for any failure on the part of the Grantee to be aware of or comply with Applicable Laws.